Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT, dated as of October 31, 2011 (this “Amendment”) to the Credit Agreement, dated as of June 24, 2009 (as amended, restated, supplemented or modified, from time to time, the “Credit Agreement”), by and among COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation (the “Company”), the Lenders party thereto and CITIBANK, N.A., a national banking association, as Administrative Agent for the Lenders.

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement, and the Required Lenders have agreed to amend such provisions of the Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Amendments.

           (a)           The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to provide as follows:

“Basket Amount” shall mean, $600,000,000 (including any premium paid or discount received in connection therewith but excluding Transaction Costs), with respect to repurchases of Equity Securities other than the Replacement Convertible Notes.

“Consolidated Adjusted EBITDA” shall mean, on any date of determination, Consolidated EBITDA, plus any premium paid with respect to repurchases of convertible Equity Securities minus any discount received in connection with any repurchases of convertible Equity Securities, and plus, without duplication, with respect to any Person whose assets or stock was acquired pursuant to a Permitted Acquisition involving an aggregate purchase price (calculated in accordance with the definition of Permitted Acquisition) in excess of $10,000,000 (a “Target”) during the Company’s four fiscal quarters ending on or most recently ended prior to the date of determination, the Target’s Consolidated EBITDA for the Target’s four fiscal quarters ending on or most recently ended prior to the date of determination, as if it were acquired on the first day of such fiscal period, as calculated based upon the Target’s (i) audited financial statements prepared by a nationally-recognized firm of independent certified public accountants, or (ii) audited financial statement  prepared by a firm of independent certified public accountants which is not nationally recognized or an accounting review of the Target’s financial performance acceptable, in the case of this clause (ii), to the Administrative Agent in its sole discretion.  A Target’s Consolidated EBITDA, for purposes of determining Consolidated Adjusted EBITDA, shall be determined by the Company, and shall be acceptable to the Administrative Agent, in its reasonable discretion, based upon such Target’s financial statements for the period of determination, which shall be determined on a quarterly basis or such other basis requested by the Administrative Agent, in its reasonable discretion.

“Excess Equity Repurchases” shall mean all cash repurchases of Equity Securities (including any premium paid or discount received in connection therewith but excluding Transaction Costs) in excess of the Basket Amount during the term of this Agreement.

“Fixed Charge Coverage Ratio” shall mean the ratio of (A) Consolidated Adjusted EBITDA minus Consolidated Unfunded Capital Expenditures to (B) (i) all payments of principal on Consolidated Funded Debt except for any Indebtedness that is paid in connection with a Permitted Acquisition provided that such Indebtedness is paid prior to or simultaneously with such Permitted Acquisition and excludes any payments to repurchase convertible Equity Securities (but not Replacement Convertible Notes) up to the Basket Amount plus (ii) cash interest paid on a Consolidated basis plus (iii) cash taxes paid on a Consolidated basis plus (iv) Excess Dividends plus (v) Excess Equity Repurchases.  All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ended on or most recently ended prior to the date of determination thereof except as expressly set forth above with respect to the determination of the amount in clause (iv) and (v) above.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranties, the Pledge Agreement, the Hedging Agreements, the Security Agreement, and each other agreement executed in connection with the transaction contemplated hereby or thereby or in connection with any Banking Services provided by the Administrative Agent, any Lender or any of their Affiliates, as each of the same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Company and the Guarantors to the Lenders, the Issuing Lender and the Administrative Agent, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Company and the Guarantors arising under this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Hedging Agreement, and Banking Service Obligations and all fees, costs, expenses and indemnity obligations of the Company and the Guarantors hereunder or under any other Loan Document (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that, but for the filing of  petition in bankruptcy with respect to the Company or any Guarantor, would accrue on such obligations, whether or not a claim is allowed against the Company or such Guarantor for such interest in the related bankruptcy proceeding.

(b)           The following definitions are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order:

“Banking Services” means each and any of the following bank services provided to the Company or a Guarantor at the written request of the Company or a Guarantor by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit, purchase or debit cards (b) cash management or related services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services), and (c) foreign exchange transactions.

“Banking Services Obligations” means any and all obligations of the Company and the Guarantors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Consolidated Net Worth” shall mean (a) total Consolidated assets of the Company and its Subsidiaries less (b) the total Consolidated liabilities of the Company and its Subsidiaries, in each case determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Senior Secured Indebtedness” shall be defined as all Indebtedness (excluding Subordinated Indebtedness) of the Company and its Subsidiaries (including without limitations the Loans and reimbursement obligations with respect to Letters of Credit hereunder) which is secured by lien on any income, capital stock, real or personal property or other asset of the Company and its Subsidiaries, provided that, for purposes of determining Consolidated Senior Secured Indebtedness, Indebtedness shall not be deemed to include any cash secured Commercial Letter of Credit or cash secured Standby Letter of Credit.

“Existing Guarantors” Comtech Antenna Systems, Inc., Comtech Systems, Inc., Comtech EFData Corp., Comtech PST Corp., Comtech Mobile Datacom Corporation, Comtech Xicom Technology, Inc., Comtech Tiernan Video Inc., Comtech AeroAstro, Inc., ARMER Communications Engineering Services, Inc., Comtech Communications Corp., Comtech Systems International, Inc., Comtech Tolt Technologies, Inc. and Tiernan Radyne Comstream, Inc.

“Fifth Amendment Effective Date” shall mean October 31, 2011.

“Replacement Convertible Notes” shall mean Convertible Senior Notes to be issued by the Company in an aggregate amount up to $300,000,000 in accordance with Section 7.01(q) hereof.

“Replacement Indenture” shall mean any indenture delivered in connection with the Replacement Convertible Notes.

 “Security Agreement” shall mean the Security Agreement in the form attached hereto as Exhibit F, to be executed and delivered on the Fifth Amendment Effective Date by the Company and each Guarantor, as such Security Agreement may be amended to add any Subsidiary required to become a Grantor thereunder pursuant to Section 6.12 hereof, as the same may hereafter be further amended, restated, supplemented or otherwise modified from time to time.

(c)           Clause “(a)” of the definition of the term “Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended by adding the text “or the Replacement Convertible Notes” immediately following the text “Convertible Notes”.

(d)           Section 3.10 of the Credit Agreement is hereby amended to add a new subsection (b) thereto which provides as follows:

“(b) All proceeds of collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 8.01, shall upon election by the Administrative Agent or at the direction of the Required Lenders be applied, first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or the Issuing Lender, ratably, from the Company (other than in connection with Banking Services or Related Hedging Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Company (other than in connection with Banking Services or Related Hedging Agreements), ratably, third, to pay interest due and payable in respect of any Loans, ratably, fourth, to pay any unreimbursed Standby LC Disbursements, ratably, fifth, to pay to the Administrative Agent such amount as is necessary to ensure that the Administrative Agent has sufficient cash to equal 102% of the Aggregate Letters of Credit Outstanding on such date, which amount shall be held as cash collateral for such Obligations, sixth, to pay the principal on the Loans and any amounts owing with respect to Related Hedging Obligations, ratably, seventh, to pay any amounts owing with respect to Banking Services, ratably, eighth, to the payment of any other Obligation due to the Administrative Agent, the Issuing Lender or any Lender by the Company, ratably, and ninth, to the Company or as the Company shall direct.”

(e)           Section 6.03(g) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“simultaneously with the delivery thereof to the Trustee (under and as defined in the Indenture or the Replacement Indenture, as the case may be), copies of all notices delivered by the Company to such Trustee pursuant to the Indenture or the Replacement Indenture; and”

(f)           The first sentence of Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“The Company shall give the Administrative Agent written notice of the creation, establishment or acquisition, in any manner of any new Subsidiary of the Company not existing on the Fifth Amendment Effective Date, promptly following the creation, establishment or acquisition of such Subsidiary and, in any event, simultaneously with the delivery of the certificate prepared and signed by the Chief Financial Officer in accordance with Section 6.03(c) hereof.”

(g)           The third sentence of Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“In addition, each new Domestic Subsidiary of the Company shall execute a joinder agreement within ten (10) days after the creation, establishment or acquisition of such Domestic Subsidiary with respect to the Guaranty and the Security Agreement, pursuant to which such Domestic Subsidiary becomes a “Guarantor” and “Grantor” under the Guaranty and the Security Agreement, respectively, and, in connection therewith, shall provide to each Lender the supporting documents referred to in clauses (i), (ii) and (iii) of Section 5.01(e) hereof, in each case with respect to such Domestic Subsidiary.”

                       (h)           Section 6.12 of the Credit Agreement is hereby further amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary herein, in accordance with the terms and conditions of that certain Letter Agreement dated as of August 10, 2010 among the Administrative Agent, the Lenders and the Company, neither the Company nor Comtech CPI Electron Devices Corp. or Comtech CPI Microwave Corp. (each, an “Excluded Subsidiary” and collectively, the “Excluded Subsidiaries”) shall be required to comply with this Section 6.12 and to execute a Pledge Agreement, with respect to the Company, or a joinder agreement (as described above), with respect to each Excluded Subsidiary, provided that all such documents and other agreements and information required to be delivered pursuant to this Section 6.12 with respect to the Excluded Subsidiaries shall be delivered to Administrative Agent as soon as possible and in any event within 10 days following the date that any Excluded Subsidiary shall have assets in excess of $1,000 and (b) the Company shall not be required to deliver an opinion of counsel with respect to Angels Acquisition Corp. until such Domestic Subsidiary shall have assets in excess of $1,000.”

                       (i)           Section 7.01 of the Credit Agreement is hereby further amended by (i) replacing the period at the end of clause (p) thereof with the text “or” and (ii) by adding a new clause “(q)” immediately following clause (p) thereof as follows:

“(q)   up to $300,000,000 of Replacement Convertible Notes issued by the Company pursuant to a Replacement Indenture provided that (i) the Convertible Notes shall have been converted to Equity Securities or repurchased by the Company in accordance with the terms hereof prior to the date of issuance of the Replacement Convertible Notes, (ii) no Default or Event of Default shall have occurred and shall then be continuing or would occur as a result thereof, (iii) the Company shall deliver evidence to the Administrative Agent that it will be in compliance, on a proforma basis, with the financial covenants described in Section 7.12 hereof after giving effect to the issuance of the Replacement Convertible Notes, including calculations demonstrating the Company’s compliance therewith, (iv) the terms and conditions of the Replacement Convertible Notes and the Replacement Indenture shall be satisfactory to Administrative Agent and its counsel, such approval not to be unreasonably withheld, (v) the maturity date of the Replacement Convertible Notes shall not occur prior to the Revolving Credit Commitment Termination Date, (vi) the Replacement Convertible Notes shall be unsecured obligations of the Company, and (vii) the Company shall execute such documents and agreements that the Administrative Agent shall reasonably require.”

(j)           Section 7.12(a) is hereby amended and restated in its entirety to provide as follows:

“(a) Minimum Consolidated Adjusted EBITDA.  Permit Consolidated Adjusted EBITDA to be less than $50,000,000, at the end of any fiscal quarter, as determined on a rolling four fiscal quarters basis, commencing with the fiscal quarter ending October 31, 2011 and for each fiscal quarter thereafter, provided that this covenant shall only be tested during such period when Consolidated Total Indebtedness is less than $200,000,000.

(b) Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, at the end of any fiscal quarter, commencing with the fiscal quarter ending October 31, 2011, to be less than 1.50:1.00.

(c) Maximum Consolidated Total Indebtedness/Consolidated Adjusted EBITDA.  Permit the ratio of Consolidated Total Indebtedness to Consolidated Adjusted EBITDA to be greater than 4.00:1.00, at the end of any fiscal quarter, at any time commencing with the fiscal quarter ending October 31, 2011 and for each fiscal quarter thereafter.

(d) Minimum Consolidated Net Worth.  Permit Consolidated Net Worth to be less than $200,000,000, at the end of any fiscal quarter, commencing with the fiscal quarter ending October 31, 2011.

(e)  Minimum Consolidated Senior Secured Indebtedness/Consolidated Adjusted  EBITDA.  Permit the ratio of Consolidated Senior Secured Indebtedness to Consolidated Adjusted EBITDA to be greater than 3.00:1.00, at the end of any fiscal quarter, at any time commencing with the fiscal quarter ending October 31, 2011 and for each fiscal quarter thereafter.

Compliance with all of the financial covenants contained in this Section 7.12 shall be determined by reference to the consolidated financial statements of the Company and its Subsidiaries delivered to the Administrative Agent in accordance with Section 6.03 hereof.  All defined terms relating to accounting terms or to financial ratios or to the financial performance of the Company shall be determined and measured on a Consolidated basis.

                      (k)          Section 7.16 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Amend, modify or supplement the Indenture or the Replacement Indenture in any manner which would result in the Convertible Notes or the Replacement Convertible Notes, or any portion of the Convertible Notes or the Replacement Convertible Notes, becoming due and payable in cash before the Revolving Credit Commitment Termination Date, provided, however, that for the avoidance of doubt, any cash amount being paid in respect of any Equity Securities and permitted by Section 7.13 hereof and any cash being paid in respect of any optional repurchase of Convertible Notes with respect to the Basket Amount shall not be prohibited hereby.”

                      (l)           Section 8.01(e) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“the occurrence of an “Event of Default” or of a “Fundamental Change” pursuant to the terms of the Indenture or a Replacement Indenture or any other default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company, any Guarantor or any of their respective Subsidiaries in excess of $7,500,000 individually or in the aggregate (other than the Notes), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof and such Indebtedness shall not be paid when due;”

                      (m)         Clause “(e)” of Section 10.04 is hereby amended and restated in its entirety to provide as follows:

“(e) (i) reduce the percentage specified in the definition of Required Lenders or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder or (ii) change Section 3.10 in a manner that would alter the manner in which payments are shared or payments are applied”

(n)           Exhibit F attached hereto is hereby added as Exhibit F to the Credit Agreement.  Schedule I to the Credit Agreement is hereby amended and restated in its entirety to provide as set on Schedule 1 attached hereto.

2.	Conditions to Effectiveness.

           This Amendment shall become effective upon receipt by the Administrative Agent of (a) this Amendment duly executed by the Company, the Guarantors and the Required Lenders, (b) the Security Agreement, substantially in the form attached hereto as Exhibit F, duly executed and completed by the Company and the Guarantors, along with financing statements on form UCC-1 describing the collateral covered by the Security Agreement, (c) a Joinder Agreement, substantially in form attached hereto as Exhibit 1, duly executed by Angels Acquisition Corp., (d) a Secretary’s Certificate for the Company and each Guarantor with resolutions authorizing the execution and delivery of the Security Agreement and this Amendment, in form and substance satisfactory to the Administrative Agent, (e) UCC financing statement, tax and judgment lien searches evidencing that the Company’s and each Guarantor’s accounts receivable, inventory, equipment and all other assets of the Company and each Guarantor are free and clear of all Liens except Permitted Liens, (f) all fees required to be paid pursuant to the fee letter dated the date hereof and executed by the Agent and the Company, shall have been paid in full, and (g) such other documents, instruments or agreements that the Administrative Agent shall reasonably require with respect thereto.

3.	Miscellaneous.

           Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

           Except as expressly amended and waived hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

           The amendments set forth above are limited specifically to the matters set forth above and for the specific instances and purposes given and do not constitute directly or by implication a waiver or amendment of any other provision of the Credit Agreement or a waiver of any Default or Event of Default, whether now existing or hereafter arising, which may occur or may have occurred.

           The Company hereby (i) represents and warrants that (a) after giving effect to this Amendment, the representations and warranties made by the Company and each of its Subsidiaries pursuant to the Credit Agreement and the other Loan Documents to which each is a party are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, unless any such representation or warranty is as of a specific date, in which case, as of such date and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (ii) confirms that the liens, heretofore granted, pledged and/or assigned to the Administrative Agent for the Lenders shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment.

           The Company hereby further represents and warrants that the execution, delivery and performance by the Company of this Amendment and the Credit Agreement (as amended by this

Amendment), (a) have been duly authorized by all requisite corporate action, (b) will not violate or require any consent (other than consents as have been made or obtained and which are in full force and effect) under (i) any provision of law applicable to the Company, any applicable rule or regulation of any Governmental Authority, or the Certificate of Incorporation or By-laws of the Company, (ii) any order of any court or other Governmental Authority binding on the Company or (iii) any agreement or instrument binding on the Company.  Each of this Amendment and the Credit Agreement (as amended hereby), constitutes a legal, valid and binding obligation of the Company.

          This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment. This Amendment shall become effective when duly executed counterparts hereof which, when taken together, bear the signatures of each of the parties hereto shall have been delivered to the Administrative Agent.

           This Amendment shall constitute a Loan Document.

           This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[next page is signature page]

IN WITNESS WHEREOF, the Company, the Administrative Agent and the Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

CITIBANK, N.A., as Administrative Agent and as a Lender

By:
Name:   Stuart N. Berman
Title:     Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By: intentionally left blank
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:
Name:
Title:

NEW YORK COMMERCIAL BANK, as a Lender

By:
Name:
Title:

COMTECH TELECOMMUNICATIONS
CORP.

By:
Name:   Michael Porcelain
Title:     CFO

Each of the undersigned, not as a party to the Credit Agreement but as a Guarantor under the Guaranty, dated June 24, 2009, hereby (a) accepts and agrees to the terms of the foregoing, (b) acknowledges and confirms that all terms and provisions contained in the Loan Documents to which it is a party are, and shall remain, in full force and effect in accordance with their respective terms, (c) reaffirms and ratifies all the representations and covenants contained in each Loan Document in all material respects to which it is a party; and (d) represents, warrants and confirms the non-existence of any offsets, defenses, or counterclaims to its obligations under any of the Loan Documents to which it is a party.

COMTECH SYSTEMS, INC.
COMTECH ANTENNA SYSTEMS, INC.
COMTECH EFDATA CORP. (successor-by-merger to Comtech AHA Corporation)
COMTECH PST CORP.
COMTECH MOBILE DATACOM CORPORATION
COMTECH XICOM TECHNOLOGY, INC.
COMTECH COMSTREAM, INC. (f/k/a Comtech Tiernan Video, Inc.)
COMTECH TOLT TECHNOLOGIES, INC.
COMTECH SYSTEMS INTERNATIONAL, INC.
COMTECH COMMUNICATIONS CORP.
ARMER COMMUNICATIONS ENGINEERING SERVICES, INC.
TIERNAN RADYNE COMSTREAM, INC.
COMTECH AEROASTRO, INC.

By:___________________________
Name:  Michael Porcelain
Title:    CFO